Exhibit 99.1

ALLIS-CHALMERS ENERGY INC.

PRESS RELEASE	Contact:	Jeffrey Freedman
Vice President — IR
713-369-0550
ALLIS-CHALMERS ENERGY REPORTS RESULTS FOR
FULL YEAR AND FOURTH QUARTER 2007
2007 revenues increased 83.6% to $571.0 million
2007 income from operations increased 84.2% to $124.8 million
HOUSTON, TEXAS, March 4, 2008 — Allis-Chalmers Energy Inc. (NYSE: ALY) today announced results for the full year and fourth quarter ended December 31, 2007. The results for the full year and fourth quarter 2007 are in line with the preliminary unaudited results that were announced on January 31, 2008.
For the full year ended December 31, 2007, total revenues were $571.0 million, which represented an increase of 83.6% compared to $311.0 million for the year ended December 31, 2006. Revenues increased in all of our business segments due principally to acquisitions completed during 2006 and 2007, the investment in new equipment, and the opening of new operating locations. The most significant increase in revenues was due to the acquisition of DLS Drilling, Logistics & Services Corporation, or DLS, on August 14, 2006, which established our International Drilling segment. Revenues also increased significantly at our Rental Services segment due to the acquisition of substantially all of the assets of Oil & Gas Rental Services, Inc., or OGR, on December 18, 2006.
Income from operations for the full year ended December 31, 2007 totaled $124.8 million, compared to $67.7 million for the year ended December 31, 2006. Net income for the year ended December 31, 2007 was $50.4 million, or $1.45 per diluted share, compared to net income of $35.6 million, or $1.66 per diluted share, in 2006.
Weighted average shares of common stock outstanding on a diluted basis increased 62.1% to 34.7 million shares for the full year ended December 31, 2007 compared to 21.4 million shares for the full year ended December 31, 2006, primarily due to the issuance of common stock related to our 2006 acquisitions and the common stock offering that we completed in January 2007 in order to repay the bridge financing of our purchase of OGR’s assets. The provision for income taxes for the year ended December 31, 2007 was $28.8 million, or 36.4% of net income before income taxes, compared to $11.4 million, or 24.3% of net income before income taxes, for 2006. The effective tax rate in 2006 was favorably impacted by the reversal of the valuation allowance on our deferred tax assets. The valuation allowance was reversed due to operating results that allowed for the realization of our deferred tax assets.

Adjusted EBITDA was $185.4 million for the year ended December 31, 2007, compared to $92.9 million for 2006. EBITDA and Adjusted EBITDA are non-GAAP financial measures that are not necessarily comparable from one company to another and additional information and discussion regarding EBITDA and Adjusted EBITDA are provided later in this release.
Revenues for the fourth quarter of 2007 rose 25.2% to $143.8 million compared to $114.9 million for the fourth quarter of 2006. Income from operations totaled $20.7 million for the fourth quarter of 2007, compared to $23.4 million for the fourth quarter of 2006. Net income for the fourth quarter of 2007 decreased to $5.8 million, or $0.16 per diluted share, compared to net income of $10.4 million, or $0.40 per diluted share, in the fourth quarter of 2006.
Weighted average shares of common stock outstanding on a diluted basis increased 35.2% to 35.3 million shares for the fourth quarter of 2007 compared to 26.1 million shares for the fourth quarter of 2006, primarily due to the issuance of common stock related to our 2006 acquisitions and the common stock offering completed in January 2007.
Micki Hidayatallah, Allis-Chalmers’ Chairman and Chief Executive Officer, stated, “In 2007 we generated record revenues and record income from operations. However, as we reported in our January 31, 2008 press release, our results in the fourth quarter were affected primarily by weakness in demand for drill pipe in the Gulf of Mexico due to the hurricane season and the departure of rigs to the international market, start up costs and low utilization of our coil tubing units, pre-election labor slow downs and strikes in Argentina, and flooding in Mexico.”
Mr. Hidayatallah also noted, “In 2008, we are expecting that the Gulf of Mexico and onshore drilling activity in the U.S. will not be materially different from current market conditions. We also expect to benefit from the delivery of new casing running tools in the first quarter and six new coil tubing units in the fourth quarter of 2008. We expect all of the new drilling and service rigs under contract in Argentina to be deployed by the third quarter of 2008. Finally, we anticipate that in 2008 our directional drilling segment should benefit from the addition of downhole motors, measurement-while-drilling (MWD) tools and increased presence in new markets.”
Segment Results for Full Year 2007:
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Rental Services. Rental Services revenues were $121.2 million for the year ended December 31, 2007, an increase of 135.2% from the $51.5 million in revenues for 2006. Income from operations increased 86.9% to $49.1 million in 2007 compared to $26.3 million in 2006. The increase in revenue and operating income is primarily attributable to the acquisition of the OGR assets in December 2006. Income from operations as a percentage of revenues decreased to 40.5% for 2007 compared to 51.0% for 2006, as a result of higher depreciation expense associated with the OGR acquisition and capital expenditures. Rental Services revenues and operating income was impacted by the decline in the number of active rigs operating in the U.S. Gulf of Mexico in the last half of 2007.

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International Drilling. We established our International Drilling segment by acquiring DLS in August 2006. Our international drilling revenues were $215.8 million for the year ended December 31, 2007, an increase from the $69.5 million in revenues for 2006. Income from operations increased to $38.8 million in 2007 compared to $12.2 million in 2006. Income from operations as percentage of revenue was relatively constant at 18.0% for 2007 and 17.6% for 2006. During 2007, we placed orders for 16 service rigs (workover rigs and pulling rigs) and four drilling rigs. Four of the service rigs were delivered at the end of the fourth quarter of 2007. We expect all the rigs to be placed in service during the first three quarters of 2008.

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Directional Drilling. Revenues for the year ended December 31, 2007 for our Directional Drilling segment were $96.1 million, an increase of 25.6% from the $76.5 million in revenues for 2006. The increase in revenues is due to our purchase of additional MWD tools and the benefit of acquisitions completed in the second half of 2007, which added downhole motors, MWD tools, and directional drillers. The additional equipment and personnel enabled us to strengthen our presence in new geographic markets and increase our market penetration. Income from operations increased 6.7% to $18.8 million for 2007 from $17.7 million for 2006. Income from operations as a percentage of revenues decreased to 19.6% for 2007 compared to 23.1% for 2006. The decrease in our operating margin as a percentage of revenues was due to increased expenses for downhole motor rentals and repairs, increased personnel costs and increased depreciation expense.

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Tubular Services. Revenues for the year ended December 31, 2007 for the Tubular Services segment were $53.5 million, an increase of 5.2% from the $50.9 million in revenues for 2006. Revenues from domestic operations increased to $45.6 million in 2007 from $44.4 million in 2006, as a result of our investment in new equipment. Revenues from Mexican operations increased to $7.9 million in 2007 from $6.5 million in 2006. Income from operations decreased 14.3% to $10.7 million in 2007 from $12.5 million in 2006. Income from operations as a percentage of revenues decreased to 20.1% for 2007 compared to 24.7% for 2006. The results of our Tubular Services segment were affected by an increasingly competitive domestic environment for casing and tubing services, and decreased sales of power tongs in 2007 compared to 2006. While revenues from Mexican operations increased 21.5% in 2007 compared to 2006, they were affected negatively in the fourth quarter of 2007 by severe weather and flooding.

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Underbalanced Drilling. Revenues for the year ended December 31, 2007 were $51.0 million, an increase of 18.4% compared to $43.0 million in revenues for 2006. Income from operations increased 21.1% to $13.1 million in 2007 compared to income from operations of $10.8 million in 2006. Income from operations as a percentage of revenues increased slightly to 25.7% in 2007 from 25.1% in 2006. Our underbalanced drilling revenues and operating income for fiscal 2007 increased compared to fiscal 2006 due in part to our investment in additional equipment, principally new compressors and new “foam” units. During 2007, our Underbalanced Drilling segment was affected by a decrease in drilling activity in certain geographic areas by some of our customers, offset by an increased market presence and growth in drilling activity in other geographic areas.

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Production Services. Revenues for the year ended December 31, 2007 were $33.4 million compared to $19.6 million in revenues for 2006. Income from operations was $10.5 million in 2007 compared to $2.1 million in 2006. Revenues for 2007 increased compared to 2006 due primarily to our acquisition of Petro Rentals on October 17, 2006, the addition of two coil tubing units in the fourth quarter of 2006 and one additional unit in the first quarter of 2007, offset in part by the sale of our capillary tubing assets in June 2007. The increase in income from operations can be attributed to an $8.9 million gain on sale of our capillary tubing assets. During 2007, our Production Services segment experienced delays in the delivery and activation of new coil tubing units. As a result, we experienced low utilization for our coil tubing units and increases in personnel expenses, including increased lodging, relocation and training expenses for the crews without the benefit of corresponding increases in revenues.

About Allis-Chalmers
Allis-Chalmers Energy Inc. is a Houston-based multi-faceted oilfield company. We provide services and equipment to oil and natural gas exploration and production companies, domestically primarily in Texas, Louisiana, New Mexico, Colorado, Oklahoma, Mississippi, Wyoming, Arkansas, West Virginia, offshore in the Gulf of Mexico, and internationally, primarily in Argentina and Mexico. Allis-Chalmers provides rental services, international drilling, directional drilling, tubular services, underbalanced drilling, and productions services. For more information, visit our website at http://www.alchenergy.com or request future press releases via email at http://www.b2i.us/irpass.asp?BzID=1233&to=ea&s=0.

Forward-Looking Statements
This press release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Allis-Chalmers’ business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this press release.
Although forward-looking statements in this press release reflect the good faith judgment of our management, such statements can only be based on facts and factors that our management currently knows. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which Allis-Chalmers operates, competition, obsolescence of products and services, the ability to obtain financing to support operations, environmental and other casualty risks, and the effect of government regulation.
Further information about the risks and uncertainties that may affect our business are set forth in our most recent filings on Form 10-K (including without limitation in the “Risk Factors” section) and in our other SEC filings and publicly available documents. We urge readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Allis-Chalmers undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this press release.
Use of EBITDA and Adjusted EBITDA & Regulation G Reconciliation
This press release contains references to EBITDA, a non-GAAP financial measure that complies with federal securities regulations when it is defined as net income (the most directly comparable GAAP financial measure) before interest, taxes, depreciation and amortization. Allis-Chalmers defines EBITDA accordingly for the purposes of this press release. We also utilize Adjusted EBITDA as a supplemental financial measurement in the evaluation of our business. We have defined Adjusted EBITDA for the purposes of this press release to mean EBITDA plus stock compensation expense. However, EBITDA and Adjusted EBITDA, as used and defined by Allis-Chalmers, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. Neither EBITDA nor Adjusted EBITDA should be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other Income or cash flow statement data prepared in accordance with GAAP. However, we believe EBITDA and Adjusted EBITDA are useful to an investor in evaluating our operating performance because these measures:

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are widely used by investors in the energy industry to measure a company’s operating performance without regard to the items excluded from EBITDA, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;

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help investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital structure and asset base from our operating results; and

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are used by our management for various purposes, including as a measure of operating performance, in presentations to our board of directors, as a basis for strategic planning and forecasting, as a component for setting incentive compensation, and to assess compliance in financial ratios.

There are significant limitations to using EBITDA and Adjusted EBITDA as a measure of performance, including the inability to analyze the effect of recurring and non-recurring items that are excluded from EBITDA and materially affect net income or loss, results of operations, and the lack of compatibility of the results of operations of different companies. Reconciliations of these financial measures to net income, the most directly comparable GAAP financial measure, are provided in the table below.
Reconciliation of EBITDA and Adjusted EBITDA to GAAP Net Income
($ in millions)

	For the Year Ended
	12/31/07	12/31/06

Net income	50.4	35.6
Depreciation and amortization	55.0	22.1
Interest expense, net	46.3	20.4
Income taxes	28.8	11.4

EBITDA	$180.5	$89.5
Stock compensation expense (non-cash)	4.9	3.4

Adjusted EBITDA	$185.4	$92.9
- tables to follow -

ALLIS-CHALMERS ENERGY INC
CONSOLIDATED CONDENSED INCOME STATEMENT
(in thousands, except per share amounts)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)	(audited)

Revenues	$143,824	$114,898	$570,967	$310,964

Cost of revenues
Direct costs	91,507	72,171	341,450	185,579
Depreciation	13,682	7,655	50,914	20,261

Total cost of revenues	105,189	79,826	392,364	205,840

Gross margin	38,635	35,072	178,603	105,124

General and administrative expense	16,893	10,996	58,622	35,536
Gain on sale of assets	—	—	(8,868)	—
Amortization	1,052	646	4,067	1,858

Income from operations	20,690	23,430	124,782	67,730

Other income (expense)
Interest expense	(11,863)	(7,967)	(49,534)	(21,309)
Interest income	541	457	3,259	972
Other	468	(341)	776	(347)

Total other income (expense)	(10,854)	(7,851)	(45,499)	(20,684)

Net income before income taxes	9,836	15,579	79,283	47,046

Provision for income taxes	(4,052)	(5,223)	(28,843)	(11,420)

Net income	$5,784	$10,356	$50,440	$35,626

Net income per common share:
Basic	$0.17	$0.41	$1.48	$1.73

Diluted	$0.16	$0.40	$1.45	$1.66

Weighted average shares outstanding:
Basic	34,822	25,327	34,158	20,548

Diluted	35,284	26,097	34,701	21,410

ALLIS-CHALMERS ENERGY INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2007	2006
	(unaudited)	(audited)
ASSETS

Cash and cash equivalents	$43,693	$39,745
Trade receivables, net	130,094	95,766
Inventory	32,209	28,615
Prepaid expenses and other	11,898	16,636

Total current assets	217,894	180,762

Property and equipment, net	626,668	554,258
Goodwill	138,398	125,835
Other intangible assets, net	35,180	32,840
Debt issuance costs, net	14,228	9,633
Other assets	21,217	4,998

Total assets	$1,053,585	$908,326

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current maturities of long-term debt	$6,434	$6,999
Trade accounts payable	37,464	25,666
Accrued salaries, benefits and payroll taxes	15,283	10,888
Accrued interest	17,817	11,867
Accrued expenses	20,545	16,951

Total current liabilities	97,543	72,371

Deferred income tax liability	30,090	19,953
Long-term debt, net of current maturities	508,300	561,446
Other long-term liabilities	3,323	623

Total liabilities	639,256	654,393

Commitments and Contingencies

Stockholders’ Equity
Preferred stock	—	—
Common stock	351	282
Capital in excess of par value	326,095	216,208
Retained earnings	87,883	37,443

Total stockholders’ equity	414,329	253,933

Total liabilities and stockholders’ equity	$1,053,585	$908,326

ALLIS-CHALMERS ENERGY INC.
SEGMENT INFORMATION
(in thousands)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)	(audited)

Revenue
Rental services	$28,323	$15,190	$121,186	$51,521
International drilling	55,500	45,637	215,795	69,490
Directional drilling	26,728	21,310	96,080	76,471
Tubular services	12,495	13,097	53,524	50,887
Underbalanced drilling	14,511	10,997	50,959	43,045
Production services	6,267	8,667	33,423	19,550

	$143,824	$114,898	$570,967	$310,964

Operating income (loss)
Rental services	$7,927	$7,412	$49,139	$26,293
International drilling	8,745	8,094	38,839	12,233
Directional drilling	4,596	5,569	18,848	17,666
Tubular services	2,071	2,645	10,744	12,544
Underbalanced drilling	3,851	2,193	13,091	10,810
Production services	(1,369)	1,400	10,535	2,137
General corporate	(5,131)	(3,883)	(16,414)	(13,953)

	$20,690	$23,430	$124,782	$67,730

Depreciation and amortization
Rental services	$6,761	$2,147	$26,353	$7,268
International drilling	2,960	2,572	11,288	4,074
Directional drilling	1,214	410	3,063	1,464
Tubular services	1,430	1,172	5,164	3,908
Underbalanced drilling	1,088	821	3,692	3,057
Production services	1,140	1,084	4,919	2,005
General corporate	141	95	502	343

	$14,734	$8,301	$54,981	$22,119

Capital expenditures
Rental services	$3,827	$1,722	$34,883	$4,538
International drilling	12,036	2,680	28,911	5,770
Directional drilling	4,436	1,339	11,177	5,128
Tubular services	2,389	3,180	9,250	10,980
Underbalanced drilling	2,193	1,414	17,443	7,716
Production services	2,123	3,521	10,740	5,253
General corporate	60	30	747	312

	$27,064	$13,886	$113,151	$39,697